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                                                                   Exhibit 10.11


                                   AGREEMENT

          This Agreement (the "Agreement") is made and entered into as of the 14/th/ day of September, 2000 (the "Effective Date") by and between Adolor Corporation, a Delaware corporation (the "Company"), and Randall L. Carpenter ("Carpenter") and shall be effective as of the Effective Date.

          WHEREAS, Carpenter is presently the Company's Vice President, Clinical Research and Development;

          WHEREAS, Carpenter presently lives in Massachusetts and works at the Company's facilities in Malvern, Pennsylvania.

          WHEREAS, Carpenter has decided for person reasons that he is unable to relocate to the Malvern, Pennsylvania area;

          WHEREAS, the Company wants to ensure that Carpenter is available to the Company as an officer and employee until March 14, 2001 and thereafter as a consultant to the Company until September 14, 2001; and

          WHEREAS, Carpenter wants to commit his full-time efforts as an officer and employee of the Company until March 14, 2001 and thereafter his part-time efforts as a consultant to the Company until September 14, 2001.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration set forth herein, the sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

          1.   Employment.
               ----------

               1.1. Carpenter shall continue in his position as Vice President, Clinical Research and Development from the Effective Date through March 13, 2001 (the "Employment Period"). During the Employment Period an unless otherwise terminated for "Cause" as defined in Section 1.2, (a) the Company shall continue to pay Carpenter his base salary in effect on the Effective Date,
(b) Carpenter shall be entitled to receive all benefits and participate in all benefit plans which he received and in which he participated on the Effective Date, (c) Carpenter shall be entitled to receive bonuses at the discretion of the Board of Directors of the Company (the "Board") based on the attainment of certain performance objectives, (d) Carpenter may work from his home in Massachusetts two days per week and (e) the Company shall continue to pay the temporary living and travel expenses of Carpenter in a manner consistent with such payment prior to the Effective Date. Upon termination of the Employment Period, the Company shall pay to Carpenter all accrued and unused vacation due to Carpenter.

               1.2. For purposes of the Agreement, the Company shall have "Cause" to terminate Carpenter's employment hereunder if (a) Carpenter is convicted of a felony or (b)
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Carpenter engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under the Agreement, resulting, in either case, in material harm to the Company, monetarily or otherwise. Unless Carpenter has been convicted of a felony, no termination for Cause shall take effect unless the following provisions of this Section shall have been complied with. The Board shall give Carpenter written notice of its intention to terminate him for Cause, such notice (i) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within one (1) month of the Board learning of such circumstances. Carpenter shall have ten (10) days after receiving such notice to cure such grounds, to the extent such cure is possible. If he fails to cure such grounds to the Board's reasonable satisfaction, Carpenter shall thereupon be terminated for Cause.

               1.3. On the earlier of (a) January 15, 2001 or (b) five days following the termination of Carpenter's employment during the Employment Period other than for Cause, the Company shall pay to Carpenter a bonus equal to fifty-three thousand dollars ($53,000), provided that Carpenter shall not be entitled to such bonus if he has been terminated by the Company for Cause prior to such date.

          2.   Consulting Services.
               -------------------

               2.1. Commencing March 14, 2001 and continuing until September 14, 2001 unless otherwise terminated pursuant to Section 2.3 (the "Consulting Period"), Carpenter will make himself available to the Company's management, employees and agents, at reasonable times set by mutual agreement, but not less tan two days (each, a "Consulting Day" and collectively, the "Consulting Days") per week, in mattes similar to those worked on during the Employment Period (the "Business"). During the Consulting Period, Carpenter may consult with or be employed by other companies provided that such consultation does not conflict with the terms of this Agreement or the Noncompetition Agreement (as hereinafter defined).

               2.2. Consultation may be sought by the Company over the telephone, in person at Carpenter's office or the Company's offices or through written correspondence, and will involve reviewing activities and developments in the Business.

               2.3. The Company may terminate its consulting arrangement with Carpenter (a) at any time during the Consulting Period for Cause or (b) upon sixty (60) days prior written notice other than for Cause. Upon a termination in accordance with clause (a), the Company shall pay to Carpenter cash compensation pursuant to Section 3 through the date of termination based on Carpenter providing consulting services for two (2) Consulting Days per week. Upon a termination in accordance with clause (b), the Company shall pay to Carpenter cash compensation pursuant to Section 3 through the date of termination based on Carpenter providing consulting services for two (2) Consulting Days per week.

          3.   Compensation.  Carpenter will be paid $2,500 for each Consulting
               ------------
Day. The fee for Consulting Days worked shall be paid in a manner consistent with the Company's policies for payment to its salaried employees. Reasonable expenses of Carpenter incurred at the

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request and with the permission of the Company will be reimbursed promptly by the Company upon Carpenter's submission of an itemized statement of expenses together with receipts therefor. During the Consulting Period, Carpenter shall be entitled to receive all medical, dental and prescription insurance benefits and participate in all medical, dental, and prescription insurance benefit plans which he received and in which he participated on the Effective Date to the extent available to the Company.

          4.   Stock Grant.  Promptly after execution of the Agreement,
               -----------
Carpenter will receive options to purchase up to one hundred thousand (100,000) shares of the Company's Common Stock pursuant to the Company's Amended and Restated 1994 Equity Compensation Plan (the "Equity Plan") with an exercise price per share equal to the Fair Market Value (as defined in the Equity Plan), provided that all such options will vest on March 13, 2001 unless Carpenter is terminated without Cause during the Employment Period in which case all of such options will vest on the date of such termination and provided further that if Carpenter is terminated for Cause during the Employment Period, Carpenter shall forfeit all of such options. From the Effective Date through March 13, 2001, unless terminated sooner pursuant to the provisions hereof, Carpenter shall continue to vest in options granted under the Equity Plan. After March 13, 2001, Carpenter shall continue to vest in 40% of any other options granted and vesting under the Equity Plan and a Termination of Service (as defined in the Equity
Plan) shall not occur until the last day of the Consulting Period unless terminated sooner pursuant to the provisions hereof.

          5.   Term.  The term of the Agreement will begin on the Effective Date
               ----
and will end on the last day of the Consulting Period unless terminated sooner pursuant to the provisions hereof.

          6.   Notices.  Any notice required to be provided pursuant to the
               -------
Agreement shall be in writing and shall be deemed to have been effectively given
(i) upon receipt when delivered personally, (ii) one (1) day after sending by private express mail service (such as Federal Express), or (iii) five (5) days after sending by regular mail to the following address:

               In the case of the Company:

               Adolor Corporation
               371 Phoenixville Pike
               Malvern, Pennsylvania  19355
               Attn: Chief Executive Officer

               In the case of Carpenter:

               Randall Carpenter
               39 Pine Ridge Road
               Waban, Massachusetts 02468

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or to other such address as may have been designated by the Company or Carpenter by notice to the other given as provided herein.

          7.   Independent Contractor; Withholding.  During the Consulting
               -----------------------------------
Period, Carpenter will at all times be an independent contractor, and as such will not have authority to bind the Company. During the Consulting Period and except as otherwise provided herein, Carpenter will not act as an agent nor shall he be deemed to be an employee of the Company for purposes of any employee benefit program, unemployment benefits, or otherwise. Carpenter recognizes that during the Consulting Period no amount will be withheld from his compensation for the payment of any federal, state or local taxes and that Carpenter has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. During the Consulting Period, Carpenter shall not enter into any agreements or incur any obligations on behalf of the Company.

          8.   Assignment.  Due to the personal nature of the services to be
               ----------
rendered by Carpenter, Carpenter may not assign the Agreement. The Company may assign all rights and liabilities under the Agreement to a subsidiary, an affiliate or a successor to all or a substantial part of its business and assets without the consent of Carpenter. Subject to the foregoing, the Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

          9.   Severability.  If any provision of the Agreement, shall be
               ------------
declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

          10.  Remedies.  Carpenter irrevocably and unconditionally (i) agrees
               --------
that any suit, action or other legal proceeding arising out of the Agreement, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Carpenter may have to the laying of venue of any such suit, action or proceeding in any such court. In the event of a dispute, claim or controversy arising out of or related to the Agreement: (a) if such dispute, claim or controversy is litigated to judgment in a court of law of competent jurisdiction, is subject to equitable relief granted by a court of competent jurisdiction, or is subject to a final arbitration award that is binding upon the parties, then the party against whom such judgment, relief or award was rendered shall promptly reimburse the prevailing party for all costs and expenses, including but not limited to attorneys' fees, expert witness fees, court costs and court reporter fees, incurred by such prevailing party in the defense or prosecution, as the case may be, of such dispute, claim or controversy; or (b) if such dispute, claim or controversy is resolved by a settlement agreement among the parties, then such costs and expenses shall be allocated in accordance with such settlement agreement.

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          11.  Governing Law; Entire Agreement; Amendment.
               ------------------------------------------

               11.1. The Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed within such State without giving effect to conflict of laws principles. Except for the Employee Noncompetition, Nondisclosure and Developments Agreement entered into between the Company and Carpenter and dated December 1, 1998 (the "Noncompetition Agreement") which shall remain in force and effect, the Agreement represents the entire understanding of the parties, supersedes all prior agreements, both written and oral, between the parties, and may only be amended by a writing signed by the party to be charged.

               11.2. Paragraph 3(b) of the Noncompetition Agreement is hereby amended in full to read as follows

               "Competes" as used in this Agreement means the development, production, marketing or selling of any product or service of any person other than the Company or its subsidiaries which resembles or competes with a peripheral opioid agonist and/or antagonist product or service discovered, developed, produced, marketed or sold by the Company (or to my knowledge was under development by the Company or any of its subsidiaries or affiliates) during my employment.

               11.3. Paragraph 7 of the Noncompetition Agreement is hereby amended to insert the following sentence at the end of such paragraph:

               In the event of a dispute, claim or controversy arising out of or related to this Agreement; (a) if such dispute, claim or controversy is litigated to judgment in a court of law of competent jurisdiction, is subject to equitable relief granted by a court of competent jurisdiction, or is subject to a final arbitration award that is binding upon the parties, then the part against whom such judgment, relief or award was rendered shall promptly reimburse the prevailing party for all costs and expenses, including but not limited to attorneys' fees, expert witness fees, court costs and court reporter fees, incurred by such prevailing party in the defense or prosecution, as the case may be, of such dispute, claim or controversy; or (b) if such dispute, claim or controversy is resolved by a settlement agreement among the parties, then such costs and expenses shall be allocated in accordance with such settlement agreement.

                            [Signature Page Follows]

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          IN WITNESS WHEREOF, the parties have executed the Agreement as of the
14/th/ day of September, 2000.

                                   ADOLOR CORPORATION


                                   By: /s/ John J. Farrar
                                       ----------------------------------------.
                                       John Farrar
                                       President and Chief Executive Officer



                                   /s/ Randall L. Carpenter
                                   --------------------------------------------.
                                   Randall L. Carpenter

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